                                                             EXHIBIT 10.12

                       PHILIP MORRIS COMPANIES INC.
                          EXECUTIVE MASTER TRUST

    This Trust Agreement made as of this       day of            , 1989, by
                                         -----         ----------
and between Philip Morris Companies Inc.,  a Virginia corporation  (the
''Company''),                 (the ''Trustee'') and                     as
              ---------------                       -------------------
advisor to the Trust (the ''Consulting Firm''). This Trust Agreement provides for the establishment of a trust to be known as the Philip Morris Companies Inc. Executive Master Trust (hereinafter called the ''Trust'') to provide a source for certain payments required to be made under the plans listed on Exhibits A and B as amended from time to time (the ''Plans'') between the Company and certain of its key management personnel (the ''Participants'').

                                WITNESSETH:

    WHEREAS, the Company wishes to establish the Trust and in connection with such establishment to make the Initial Contribution (as defined in Section 1(a)); and

    WHEREAS, on or prior to the occurrence of a Potential Change of Control (as defined in Section 3(b)), the Company wishes to make cash contributions in addition to the Initial Contribution or to obtain, in lieu of such additional contributions, the Letter of Credit (as defined in Section

2(b) below) (such additional contributions and/or such Letter of Credit are referred to herein as the ''Additional Contributions'' and, together with the Initial Contributions, collectively as ''Contributions'') to the Trust in anticipation of the occurrence of a Change of Control of the Company; and

    WHEREAS, prior to the occurrence of a Change of Control (as defined in Section 3(a)), the Company intends that the Trust Assets (as defined in
Section 1(c) below) shall be subject to the claims of the Company's creditors in the event the Company becomes Insolvent (as defined in Section 5(a)); and

    WHEREAS, upon and after the occurrence of a Change of Control, the Company intends that the Trust Assets shall be segregated within the Trust by the Trustee in accordance with Section 6 and shall no longer be subject to the claims of the Company's creditors in the event the Company becomes Insolvent; and

    WHEREAS, the Company intends that the Trust shall remain in existence until all the Trust Assets shall have been distributed to the Participants or reverted to the Company, all in accordance with the provisions of this Trust Agreement;

    NOW, THEREFORE, in consideration of the mutual undertakings of the parties and other good and valuable consideration, the parties hereto do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

  Section 1  Trust Fund
  ---------------------

    (a) Subject to the claims of its creditors as set forth in Section 5, the Company hereby deposits with the Trustee in trust One Hundred Dollars ($100.00) (the ''Initial Contribution'') which shall become the initial principal of the Trust to be held, invested and disposed of by the Trustee as provided in this Trust Agreement. The Trustee shall have no obligation to invest the Initial Contribution in an interest-bearing account.

    (b) Prior to the occurrence of a Change of Control, the Trust is intended to be a grantor trust, within the meaning of Section 671 of the Internal Revenue Code of 1986, as amended (the ''Code''), and shall be construed accordingly. The purpose of the Trust is to assure, if the Plans are terminated after a Change of Control or if the Company fails or refuses to make payments pursuant to the terms of the Plans after a Change of Control, that the Company's obligation to make lump sum payments to the Participants pursuant to each of the Plans is fulfilled. The Trust is not designed or intended to qualify under Section 401(a) of the Code.

    (c) The principal of the Trust, and any earnings thereon (such principal, together with any earnings thereon and other increases thereof, reduced by any losses and distributions from the Trust and any other reductions thereof, is sometimes referred to herein as the ''Trust Assets''), shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes herein set forth. The Participants shall not have any preferred claim on, or any beneficial ownership interest in, any of the Trust Assets prior to the time such Trust Assets are paid to the Participants pursuant to the terms of this Trust Agreement, and all rights created under the Plans and this Trust Agreement shall be mere unsecured contractual rights of the Participants against the Company.

    (d) Except as otherwise provided in this Agreement, the Trustee shall have full discretion in and sole responsibility for investment, management and control of the Trust Assets, provided, however,
                                             --------  -------
that the Trustee may not invest in any securities of the Company, including, without limitation, securities which are as to the Company, ''employer securities'' as such term is defined in Section 407 of the Employee Retirement Income Security Act of 1974, as amended. Without limiting such discretion, the Company requests, but does not direct, that the Trustee, based upon the nature of this Trust, only make short-term investments in obligations which are supported by the full faith and credit of the

United States of America with a stated maturity of six months or less from the date of purchase by the Trustee.

    (e) The Consulting Firm shall be the advisor to the Trust on those matters set forth and described in this Trust Agreement and on any other matters agreed to by the parties. Except for records dealing solely with the Trust Assets and the Investment thereof, which records shall be maintained by the Trustee, the Consulting Firm shall maintain all the Plan Participant records contemplated by this Agreement, including the maintenance of the separate account of each Participant under this Agreement and the maintenance of Participants' Plan interests. The Consulting Firm shall also prepare and distribute Participants' statements and shall be responsible for information with respect to payments to Participants and their beneficiaries. Prior to a Change of Control, the Company may select a successor firm of compensation or retirement plan consultants or certified public accountants as the Consulting Firm and after a Change of Control, the Trustee may, but need not, select a successor firm of compensation or retirement plan consultants or certified public accountants as the Consulting Firm. If the Trustee does select a successor Consulting Firm, the Company shall reimburse the Trustee for its expenses incurred in making such selection, if any. The replaced Consulting Firm hereunder shall thereupon deliver to the successor Consulting Firm all records and documents in its possession as may be reasonably required to enable the successor Consulting Firm to properly carry out its duties hereunder.

    (f) Upon qualification of a successor Consulting Firm and such successor Consulting Firm commencing to act as such, all rights and privileges under this Trust Agreement theretofore vested in such predecessor Consulting Firm shall vest in the successor Consulting Firm. It is not intended that the Consulting Firm act in a fiduciary capacity under the Plans or the Trust. Any appointment of a successor Consulting Firm shall become effective upon such firm's qualification and commencing to act hereunder.

  Section 2  Contributions
  ------------------------

    (a) The Company may make such Contributions to the Trust as the Board of Directors of the Company deems appropriate from time to time. The Trustee shall be responsible only for contributions actually received by it hereunder and the Trustee shall have no duty or responsibility with respect to the timing, amounts and sufficiency of the contributions made by the Company or to be made by the Company hereunder.

    (b) As soon as practicable following a Potential Change of Control (as defined in Section 3(b)), the Consulting Firm shall calculate the maximum aggregate amount required under each Plan to satisfy the liability to all Participants who may be entitled to payments under the Plans and shall calculate an estimate of the expenses reasonably likely to be incurred by the Trust during the six year period from the date of calculation until the termination of the Trust including the Trustee's fees. The aggregate of such amounts for all the Plans plus such additional amount as the Consulting Firm reasonably determines to be necessary to pay the anticipated expenses of the Trust including the Trustee's fees is hereinafter referred to as the ''Maximum Amount Payable''. The Consulting Firm shall promptly furnish such calculation to the Company and the Company shall have the obligation to make Additional Contributions to the Trust, and shall make Additional Contributions to the Trust, within three business days of the receipt of such calculation, in an amount equal to the excess (the ''Excess''), if any, of the Maximum Amount Payable over the then fair market value of the Trust Assets. The Additional Contributions may be made by the Company in cash or the Company may obtain for the benefit of the Trustee an irrevocable and unconditional letter of credit (the ''Letter of Credit'') issued by one or more banks, each having a credit rating from Moody's Investor Services, Inc. or Standard & Poors Corporation on its longer term unsecured debt obligations in one of the agencies' two highest categories (an ''Acceptable Bank'') sufficient for the Trustee to draw down an amount equal to the Excess (or the portion thereof with respect to which the Company has not made Additional Contributions in cash to the Trust). The Letter of Credit may be issued by any Acceptable Bank acting as Trustee under this Trust Agreement. The Letter of Credit shall have a term of at least three years or, if it has a shorter term, shall provide that the Trustee may draw down on it if it is not (i) extended until the date at least five days after the date on which the Trust may permissibly terminate under Section 11 or (ii) replaced by a letter of credit, issued by an Acceptable Bank, with a term extending until the date specified in (i) above, in amount at least equal to the amount of the Letter of Credit (each such extended letter of credit and any replacement letter of credit shall be a Letter of Credit for all purposes of this Trust Agreement). If at any time following a Change of Control, a valuation of the Trust Assets occurs pursuant to this Trust Agreement and it is determined by the Consulting Firm that an Excess shall exist, the Company shall within three days of notice thereof either contribute in cash such amount to the Trust as is necessary to eliminate the Excess or increase the Letter of Credit in the amount of such Excess and in the absence of such contribution or increase the Trustee shall fully draw down all Letters of Credit in its possession.

    (c) Anything contained herein in Section 2(b) to the contrary notwithstanding, if following a Potential Change of Control (as defined in Section 3(b)), a Change of Control shall not have occurred within nine months after such Potential Change of Control and the Board of Directors adopts a resolution to the effect that, for purposes of this Trust Agreement, a Change of Control is not imminent, any Additional Contributions made to the Trust pursuant to Section 2(b), together with any earnings thereon, shall be promptly returned by the Trustee to the Company upon receipt by the Trustee of a written direction from the Company specifying the amount to be returned thereto (or, if the Company does not provide such direction, it shall no longer have the obligation to maintain the Letter of Credit). However, the obligation of the Company to make Additional Contributions under Section 2(b) in the event that another Potential Change of Control occurs shall not be diminished.

    (d) The Company shall make all required Contributions to the Trust in cash or by delivery of the Letter of Credit. All Contributions so received (including any cash received on the draw down of the Letter of Credit), together with the income therefrom and any increment thereon, shall be held, managed and invested by the Trustee prior to a Change of Control as a single unallocated commingled Trust pursuant to the terms of this Trust without distinction between principal and income. Upon receipt by the Trustee of a written notice from the Company that there has been a Change of Control, the Trustee shall establish a separate account (the ''Account'') for each Participant reflecting the portion of the Trust Assets required to pay the amounts which would be due and owing each Participant under the Plans as directed in writing by the Consulting Firm. Any future contributions to the Trust together with the income therefrom and any increment thereon shall be allocated to the separate Account of each Participant as directed in writing by the Consulting Firm. Within sixty days following the close of each calendar year after a Change of Control has occurred, the Trustee shall provide the Company and the Consulting Firm with a written statement of the Account of each Participant.

  Section 3  Change of Control
  ----------------------------

    (a) For purposes of this Trust Agreement, a ''Change of Control'' shall mean:

        (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the ''Exchange Act'')) (a ''Person'') of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the ''Outstanding Company Common Stock'') or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the ''Outstanding Company Voting Securities''); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction described in clauses (i), (ii) and (iii) of paragraph (3) of this subsection (a) of this Section 3; or

        (2) Individuals who, as of the date hereof, constitute the Board (the ''Incumbent Board'') cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

        (3) Approval by the shareholders of the Company of a reorganization, merger, share exchange or consolidation (a ''Business Combination''), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

        (4) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 80% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

    (b) For purposes of this Trust Agreement, a Potential Change of Control shall be deemed to have occurred if (i) any third person commences a tender or exchange offer (other than a tender or exchange offer which, if consummated, would not result in a Change of Control) for twenty percent or more of the Company's Outstanding Common Stock or Outstanding Voting Securities; (ii) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; (iii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control; or (iv) as a result of other circumstances, including circumstances similar or related to the foregoing, the Board of Directors adopts a resolution to the effect that, for purposes of this Trust Agreement, a Potential Change of Control exists. The Trustee shall have no responsibility for determining whether or not a Change of Control or Potential Change of Control has occurred and the Trustee shall be entitled to rely conclusively upon the accuracy of any notice it receives from the Company with respect thereto.

    (c) The Company shall have a duty to inform the Trustee whenever a Change of Control or Potential Change of Control has occurred. If any two Participants notify the Trustee in writing that a Change of Control has occurred then, unless prior to making any payments hereunder, the Trustee receives written notice from the Company that, in the opinion of independent legal counsel to the Company (which opinion may be based on representations of fact as long as counsel does not know that such representations are untrue) such a Change of Control has not occurred, a Change of Control will be deemed to have occurred for purposes of this Trust Agreement.

  Section 4 Accounting by the Trustee and Consulting Firm
  -------------------------------------------------------

    (a) The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be done, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within sixty days following the close of each calendar year and within sixty days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company and the Consulting Firm a written statement of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be, and the book and fair market value of any such asset. The Consulting Firm shall send a copy of such written account to each Participant at the address provided by the Company or such other address as furnished by the Participant.

    (b) As soon as practicable following a Potential Change of Control of the Company and on a monthly basis thereafter, the Consulting Firm shall furnish to the Trustee such information as is necessary so that the Trustee may establish and maintain the Account for each Participant and sub-accounts with respect to each Plan applicable to the Participant reflecting the lump sum amounts which would be due to the Participant pursuant to each such Plan applicable to such Participant assuming such amounts were immediately due and payable (the aggregate of such lump sum amounts due to a Participant are hereinafter referred to as the ''Lump Sum Payment'').

    (c) The Company shall furnish the Consulting Firm with copies of each Plan and any and all amendments thereto. The Company will promptly provide the Consulting Firm with any and all information the Consulting Firm reasonably requests or the Company believes would be useful to the Consulting Firm in order to enable the Consulting Firm to determine at any time and from time to time the amount of any payment which would be due to each Participant and will promptly update such information as and if it changes. The Company will use its best efforts to cause each Participant to provide the Consulting Firm with all information that it may reasonably request in order to determine the amount of any payments due to the Participant. The Trustee shall notify the Company of any payment made from the Trust to the Participant or the Participant's beneficiaries pursuant to the directions of the Consulting Firm and the Company shall notify the Consulting Firm of any other payment required pursuant to the terms of a Plan so that the Trustee may debit the Participant's Account and adjust the Maximum Amount Payable in each case as directed in writing by the Consulting Firm.

    (d) All accounts, books and records maintained pursuant to this Section 4 shall be opened to inspection and audit at all reasonable times by the Company and on an annual basis, after receipt of the written statement described in the next sentence, by the Participants; provided, however, that no Participant
                                    --------  -------
shall have access to information about another

Participant unless the Trustee has received a written direction from the Company to permit this for purposes of a Participant's performing his duties as an employee of the Company in the normal course.

    (e) The fair market value of the Trust Assets shall be determined by the Trustee whenever required pursuant to this Trust Agreement and whenever it receives written notice from the Company or the Consulting Firm that a Plan has been terminated or deemed terminated hereunder, but in any event not less than quarterly. The Trustee may base such determination upon such sources of information as it may deem reliable including, but not limited to, information reported in (i) newspapers of general circulation, (ii) standard financial periodicals or publications, (iii) statistical and valuation services, (iv) the records of securities exchanges or brokerage firms deemed by the Trustee to be reliable, or any combination thereof. The Trustee shall promptly inform the Consulting Firm of any such valuation.

  Section 5  Trust Assets Subject to Claims of Creditors
  ------------------------------------------------------
  Prior to Change of Control
  --------------------------

    (a) The Company shall be considered ''Insolvent'' for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they mature, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code or any similar law of any state.

    (b) Prior to a Change of Control, the Trust Assets shall be subject to claims of general creditors of the

Company as hereinafter set forth, and if at any time while the Trust is still in existence the Company becomes Insolvent, the Trustee shall upon written notice thereof from the Company suspend the payment of all benefits hereunder and shall thereafter hold the Trust Assets in suspense until it receives a court order directing the disposition thereof; provided, however, the Trustee may deduct or continue to deduct its fees and expenses and other expenses of the Trust, including taxes and the Consulting Firm's fees and expenses, pending the receipt of such court order. The Board and the chief executive officer of the Company shall have the duty to inform the Trustee of the Company's Insolvency. In addition, if a person claiming to be a creditor of the Company (which person the Trustee considers to be reliable and responsible) alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall also be required to suspend benefit payments pursuant to the foregoing.

The Trustee shall have no duty to inquire whether the Company is Insolvent. If after an event of Insolvency, the Company subsequently becomes solvent without the entry of a court order concerning the disposition of the Trust Assets, the Company shall by written notice so inform the Trustee and the Trustee shall thereupon resume all its duties and responsibilities under this Agreement without regard for this Section 5 unless and until the Company again becomes Insolvent. Nothing in this Trust Agreement shall in any way diminish any rights of a Participant to pursue his rights as a general creditor of the Company with respect to the Plans or otherwise.

    (c) Upon a Change of Control, no Trust Assets shall be subject to claims of any creditors of the Company.

  Section 6  Establishment of Subtrusts Upon Change of Control
  ------------------------------------------------------------

    (a) Upon receipt by the Trustee of a written notice as provided herein that a Change of Control has occurred, all amounts contributed to the Trust, together with any earnings thereon, shall promptly be transferred to, and segregated within, two separate subtrusts under the Trust as described below (hereinafter individually referred to as ''Subtrust A'' and ''Subtrust B'' and collectively as the

''Subtrusts''). Amounts held in the Subtrusts shall not be subject to the claims of the Company's creditors in the event the Company becomes Insolvent. Amounts payable by the Trustee from the Subtrusts shall be governed by the provisions of Section 7.

     (b) The amount that the Trustee shall transfer to, and segregate within, Subtrust A shall be equal to the aggregate liability to all Participants under the Plans listed on Exhibit A, as certified to the Trustee in writing by the Consulting Firm. The Participant's interest in his Account attributable to Subtrust A shall be fully vested and nonforfeitable as of the date of the Change of Control.

    (c) The amount that the Trustee shall transfer to, and segregate within, Subtrust B shall be equal to the aggregate liability to all Participants under the Plans listed on Exhibit B assuming such liability to be immediately due and payable, as certified to the Trustee in writing by the Consulting Firm. The Participant's interest in his Account attributable to Subtrust B shall become fully vested and nonforfeitable upon the occurrence of the events set forth in Section 7(c).

  Section 7  Payments to the Participants Upon Change of Control
  --------------------------------------------------------------


    (a) Upon the creation of the Subtrusts under Section 6 upon a Change of Control, the Trustee shall allocate Trust Assets in the Subtrusts among the Accounts of Participants as directed by the Consulting Firm in writing pursuant to its calculation of Lump Sum Payments under Section 4(b) (the ''Last Valuation''); provided, however, that if the aggregate of the Lump Sum Payments so
- --------  -------
determined by the Consulting Firm for all the Participants exceeds the then fair market value of the Trust Assets, then the Trustee shall first allocate the Trust Assets to Subtrust A to the fullest extent possible prior to allocating Trust Assets to Subtrust B. The amount then allocated to Subtrust B shall be equal to the product of (a) the aggregate of the Lump Sum Payments with respect to Subtrust B assuming such payments to be immediately due and payable multiplied by (b) a fraction (i) the numerator of which is the then fair market value of Trust Assets immediately after the allocation to Subtrust A and (ii) the denominator of which is the aggregate of the Lump Sum Payments with respect to Subtrust B assuming such payments to be immediately due and payable.

    (b) Promptly following receipt by the Trustee of a written notice as provided herein that a Change of Control has occurred, the Trustee shall pay each Participant a lump sum payment of the portion of such Participant's Account attributable to the Participant's interest in Subtrust A, such interest having become fully vested and nonforfeitable in the Participant as of the date of the Change of Control. The Consulting Firm shall, within five business days of a Change of Control, provide the Trustee with an updated calculation of the portion of the Lump Sum Payment due each Participant under Subtrust A as of the Change of Control (the ''Change of

Control Valuation''). If the Change of Control Valuation for any participant exceeds the Last Valuation for such Participant, the Consulting Firm shall direct the Trustee in writing to immediately make a lump sum payment in cash to such Participant equal to such excess.

    (c) The portion of the Participant's Account attributable to Subtrust B shall be paid to the Participant within five business days of the Trustee's receipt of a written notice from the Consulting Firm that the Participant's interest in such Plans has become fully vested and nonforfeitable. For purposes of the immediately preceding sentence and subject to the provisions of subsection (d), the interest of each Participant in Subtrust B equal to the portion of such Participant's Account necessary to provide payments which have become due under the terms of the Plans listed on Exhibit B shall become fully vested and nonforfeitable upon the occurrence of all of the following events:

                (i) The Participant has become entitled to
                    payments from the Company pursuant to
                    Sections 6 or 9 of the Employment Agree-
                    ment executed between the Company and the
                    Participant as of the         day of
                                          --------
                                    , 1989.
                    ----------------

               (ii) The refusal or failure of the Company to
                    make payments pursuant to the terms of
                    the Plans listed on Exhibit B during the five business day period following writ-ten demand therefor. If the Company terminates any Plan applicable to a Participant, such termination shall be deemed to be a refusal or failure to make payment pursuant to the preceding sentence.

              (iii) The Participant has furnished the Consult-
                    ing Firm with a ''Notice of Qualification''
                    (as defined below).

If the Company makes payment to the Participant in accordance with any of the Plans listed on Exhibit B in an amount which is less than the Participant's entire interest in Subtrust B, the Participant shall only become vested and nonforfeitable in that portion of his Account in Subtrust B which, after taking into account the Company's payment, would satisfy the remaining liability to the Participant under such Plans.

    (d) Anything to the contrary notwithstanding, the portion of each Participant's Account in Subtrust B which has not become vested upon the expiration of the three year period following a Change of Control shall be forfeited and the Participant shall thereafter cease to have an interest in the Trust. The Trustee shall hold the Trust Assets which the Consulting Firm has notified it in writing as being attributable to such forfeitures in an unallocated account until (i) such assets are re-allocated to any Participant whose Account was insufficient to pay the amount directed to be paid by the Consulting
Firm or (ii) the Trust is terminated pursuant to Section 11 at which time all unallocated amounts shall be paid to the Company.

    (e) For the purposes of this Trust Agreement, a ''Notice of Qualification'' shall be a written statement by the Participant or, if applicable, the Participant's beneficiary or beneficiaries, that states that pursuant to the terms of the Plan applicable to such Participant or pursuant to which the Participant is a participant, the Participant or the Participant's beneficiary or beneficiaries is entitled to payment thereunder and that the Company has not made such payment during the five business day period following written demand therefor.

    (f) The Consulting Firm shall be under no duty to make inquiry as to whether the Participant or the Participant's beneficiary or beneficiaries submitting a Notice of Qualification is in fact entitled to any payment from a Plan or whether a written demand for payment was in fact given to the Company. If the Consulting Firm in its sole discretion determines to investigate any Notice of Qualification, such investigation shall not extend beyond the date which is three days after the date it receives such Notice. Anything contained herein to the contrary notwithstanding, in the event that following a Change of

Control (i) the Consulting Firm receives a Notice of Qualification which in its sole discretion it determines to accept without investigation or after any such investigation, or (ii) the Consulting Firm determines, in its sole discretion, that the Company has breached its obligation to make a payment to a Participant under any of the Plans, the Consulting Firm shall direct the Trustee to pay, and the Trustee shall pay, the amount the Consulting Firm determines that such Participant is entitled to.

    (g) Anything in this Trust Agreement to the contrary notwithstanding, all payments pursuant to this Section 7 shall be made solely upon the direction of the Consulting Firm with or without the direction of the Company and despite any direction to the contrary by the Company.

    (h) If the Trust Assets are not sufficient to make all payments to the Participants required to be made pursuant to the terms of the Plans as determined by the Consulting Firm, the Company shall pay to each Participant the balance of each such payment as it falls due. If such payments are not made by the Company, and the Trust later contains sufficient Trust Assets to make such payments and the interest referred to below, at the written direction of the Consulting Firm, they shall be made from the Trust Assets, together with interest at a rate equal to the higher of (i) the rate determined pursuant to Section 1274(d) of the Code and (ii) the Federal Funds Rate. ''Federal Funds Rate'' means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New
York on the domestic business day next succeeding such day,

  Section 8  Responsibility of Trustee and the Consulting Firm
  ------------------------------------------------------------

    (a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however,
                                                   --------  -------
that the Trustee shall incur no liability to anyone and shall be indemnified and held harmless by the Company for any action taken pursuant to a direction, request, or approval given by the Company, the Consulting Firm or any Participant contemplated by and complying with the terms of this Trust Agreement. The Trustee shall discharge its responsibility for the investment, management and control of the Trust Assets solely pursuant to the terms of this Trust Agreement.

    (b) Neither the Trustee nor the Consulting Firm shall be required to undertake or to defend any litigation arising in connection with this Trust Agreement, unless it be first indemnified by the Company against its prospective costs, expenses and liability including counsel fees, and the Company hereby agrees to indemnify the Trustee and the Consulting Firm for such costs, expenses, and liability including counsel fees. The Company agrees to indemnify the Trustee and the Consulting Firm for any and all costs, and expenses (including counsel fees) and shall hold the Trustee and the Consulting Firm harmless from any liability which may arise in connection with any disputes or litigation in connection with the Trust.

    (c) The Trustee and the Consulting Firm may consult with legal counsel (who may also be counsel for the Trustee or the Consulting Firm generally) with respect to any of its duties or obligations hereunder, and shall be fully protected in acting or refraining from acting in accordance with the advice of such counsel and the Trustee may pay their expenses and compensation from the Trust Assets to the extent not paid by the Company.

    (d) The Trustee may hire agents, accountants, and financial consultants and the Trustee may pay their expenses and compensation from the Trust Assets to the extent not paid by the Company.

    (e) The Trustee is authorized and empowered:

        (i) To purchase, hold, sell, invest and
reinvest the assets of the Trust, together with income therefrom;

        (ii) To hold, manage and control all property at any time forming part of the assets of the Trust;

        (iii) To sell, convey, transfer, exchange and otherwise dispose of the assets of the Trust from time to time in such manner, for such consideration and upon such terms and conditions as it shall determine;

        (iv) To make payments from the Trust as
provided hereunder; and

        (v) To exercise all the further rights, pow-ers, options and privileges granted, provided for or vested in trustees generally under applicable Federal or State of Virginia law, as amended from time to time, it being intended that, except as herein otherwise provided, the powers conferred upon the Trustee herein shall not be construed as being in limitation of any authority conferred by law, but shall be construed as in addition thereto.

    (f) The Trustee in any and all events is authorized and empowered to do all other acts necessary or desirable for the proper administration of the assets of the Trust, as though the absolute owner thereof, including, but not limited to, authorization and power:

    (i) To cause any property of the Trust to be issued, held or registered in the individual name of the Trustee, or in the name of its nominee, or in such form that title will pass by delivery, provided, the records of the Trustee shall indicate the true ownership of such property;

    (ii) To employ such agents and counsel as may be reasonably necessary in managing and protecting the Trust Assets and to pay them reasonable compensation from the Trust Assets to the extent not paid by the Company;

    (iii) To settle, compromise or abandon all claims and demands from other than the Participants or the Company in favor of or against the assets of the Trust; provided, however, that the Trustee shall not be required to take any such action unless it shall have been indemnified by the Company against liability or expenses it might thereby incur; and

    (iv) To prepare and file all tax and
informational returns relating to the Trust.

  Section 9  Compensation and Expenses of Trustee and Consulting Firm
  -------------------------------------------------------------------

    The Trustee and the Consulting Firm shall each be entitled to receive such reasonable compensation for their services as shall be agreed upon by the Company and the Trustee or the Consulting Firm, as the case may be. The
Trustee and the Consulting Firm shall each also be entitled to receive their reasonable expenses incurred with respect to the administration of the Trust, including counsel fees and fees incurred by the Trustee and the Consulting Firm pursuant to Sections 8(c) and 8(d) of this Trust Agreement. Such compensation and expenses shall be payable by the Company and if not so paid, shall be paid by the Trustee from the Trust Assets. In the event any Trust Assets are used or required pursuant to the preceding sentence to pay compensation and expenses to the Trustee or Consulting Firm, the Company shall promptly contribute to the Trust any such amount and in the absence of such payment, the Trustee may draw down the entire amount of the Letter of Credit held by the Trust.

  Section 10  Resignation and Replacement of Trustee
  --------------------------------------------------

    (a) The Trustee may resign at any time during the term of this Trust by delivering to the Company and the Consulting Firm a written notice of the proposed resignation. If such proposed resignation occurs after a Change of Control or a Potential Change of Control, the Consulting Firm shall deliver a copy of any such notice to each Participant and beneficiary at the address supplied by the Company. Such resignation shall take effect upon the earlier of (i) 60 days from the date of delivery of such notice to the Company or
(ii) the appointment of a successor Trustee. If, within 60 days of the delivery of the Trustee's written notice of resignation, a successor Trustee shall not have been appointed, the Trustee may apply to any court of competent jurisdiction for the appointment of a successor Trustee.

    (b) In the event that the Trustee notifies the Company of its intention to resign, in accordance with the foregoing provisions of this Section 10, the Company shall appoint a successor Trustee which shall be a bank or trust company. The Trustee hereunder shall thereupon deliver to the successor Trustee all property of this Trust, together with such records and documents as may be reasonably required to enable the successor Trustee to properly administer the Trust, reserving such funds as it reasonably deems necessary to cover its unpaid bills and expenses.

    (c) Upon appointment of a successor Trustee, all right, title and interest of the resigning Trustee in the Trust Assets and all rights and privileges under this Trust Agreement theretofore vested in such resigning Trustee shall vest in the successor Trustee where applicable, and thereupon all future liability of said resigning Trustee shall terminate; provided, however, that the Trustee shall execute, acknowledge and deliver all documents and written instruments which are necessary to transfer and convey the right, title and interest in the Trust Assets, and all rights and privileges to the successor Trustee.

    (d) Nothing in this Trust Agreement shall be interpreted as depriving the Trustee or the Company of the right to have a judicial settlement of the Trustee's ac-counts, and upon any proceeding for a judicial settlement of the Trustee's accounts or for instructions the only necessary parties thereto will be the Trustee and the Company.

  Section 11  Amendment or Termination
  ------------------------------------

     (a) Prior to the time any Additional Contribution is made or required to be made (or, after the time all Additional Contributions have been returned to the Company in accordance with Section 2(c)) this Trust Agreement may be amended to any extent (including amendments to Exhibits A and B) by a written instrument executed by the Trustee, the Company and the Consulting Firm. After the time any Additional Contribution is made or required to be made pursuant to the terms hereof or after the Company has determined that a Change of Control has occurred, this Trust Agreement may not be amended in any manner which is adverse to any Participant (or beneficiary or beneficiaries if applicable) unless the signed written consent to such amendment is obtained from such Participant (or beneficiary or beneficiaries if applicable).

    (b) This Trust shall be revocable by the Company prior to the time any Additional Contribution is made or required to be made pursuant to the terms hereof by the Company to the Trust and may be terminated by the Company prior thereto (or, after the time all Additional Contributions have been returned to the Company in accordance with Section 2(c)). After the Company has determined that a Change of Control has occurred, the Trust shall be irrevocable and shall not be terminated until the receipt by the Trustee of a certification from the Consulting Firm that (i) all liabilities under all the Plans have been satisfied or (ii) it has received a written instrument executed by each Participant (or beneficiary or beneficiaries if applicable) who remains entitled to payments pursuant to the Plans consenting to the termination of the Trust prior to the satisfaction of all liabilities; provided that, if the Company or the Consulting Firm notifies the Trustee in writing that any payment made from the Trust or to be made pursuant to any of the Plans is being contested or litigated, the Trust shall remain in effect until such contest, litigation or dispute is resolved.

    (c) Prior to the determination by the Consulting Firm that all liabilities under all the Plans have been satisfied, neither the Company nor the Trustee may take any action with respect to the Trust which may have an adverse effect on the ability of the Trustee to make payments to Participants hereunder including, but not limited to, merging the Trust, transferring Trust Assets from the Trust other than to Participants, terminating the Trust or increasing the number of Participants in the Trust.

    (d) After the termination of the Trust pursuant to
Section 11(b), the Trustee shall as soon as practicable, but in any event within ninety days of the date of such termina-tion, transfer to the Company in cash the value of the Trust Assets.

  Section 12  Protection of the Trustee and the Consulting Firm
  -------------------------------------------------------------

    The Company agrees, to the extent permitted by applicable law, to indemnify the Trustee and the Consulting Firm, as applicable, and hold them harmless from and against any claim or liability that may be asserted against them by reason of their

    (a) taking or refraining from taking any action under this Trust Agreement, including, without limiting the generality of the foregoing, any claim brought against the Trustee or the Consulting Firm by the Company, in any case, otherwise than on account of the Trustee's or the Consulting Firm's own gross negligence or willful misconduct;

    (b) relying upon a certification of an authorized representative of the Company or the Consulting Firm with respect to any instruction, direction or approval of the Company or the Consulting Firm until a subsequent certification is filed with the Trustee;

    (c) acting upon any instrument, certificate, or paper believed by them to be genuine and to be signed or presented by the proper person or persons, and neither the Trustee nor the Consulting Firm shall be under any duty to make any investigation or inquiry as to any statement contained in any such writing but may accept the same as conclusive evidence of the Trust and accuracy of the statements therein contained;

    (d) making distributions in accordance with the terms of this Trust Agreement and information or directions furnished to the Trustee by the Consulting Firm or the Company. All persons dealing with the Trustee are released from inquiry into the decision or authority of the Trustee and from seeing to the application of any monies, securities or other property paid or delivered to the Trustee.

  Section 13  Communications
  --------------------------

    (a) Communications to the Company shall be ad-dressed to the Company at:

        Phillip Morris Companies Inc.
        l20 Park Avenue
        New York, New York 10017

    (b) Communications to the Trustee shall be ad-dressed to it at:

        [Address]

    (c) Communications to the Consulting Firm shall be addressed to it at:

        [Address]

  Section 14  Severability and Alienation
  ---------------------------------------

    (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition without invalidating or in any other way limiting the remaining provisions hereof.

    (b) The rights, benefits and payments of a Participant payable from the Trust Assets may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by a Participant to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. The Trust Assets shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any Participant and payments hereunder shall not be considered an asset of the Participant in the event of his insolvency or bankruptcy.

  Section 15  Governing Law
  -------------------------

    This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Virginia, without reference to principles of conflicts of law.

  Section 16  Miscellaneous
  -------------------------

    (a) The Trustee shall not be either individually or severally liable for any taxes of any kind levied or assessed under the existing or future laws against the Trust Assets. The Trustee shall withhold from each payment to any Participant or beneficiary any Federal, state or local withholding taxes which are from time to time required to be deducted under applicable laws, as directed by the Consulting Firm and pay over such amounts to the Consulting Firm for its payment to the applicable taxing authorities. To the extent that any taxes are payable by the Trust to any Federal, state or local taxing authorities on account of earnings on Trust Assets, the Company shall pay such taxes.

    (b) Expenses and fees of the Company for the administration of this Trust and services in relation thereto for actuarial, legal and accounting and other similar expenses, including any costs with respect to the creation of the Trust, shall be paid by the Company and, if not so paid may be paid by the Trustee from the Trust Assets.

    (c) Participation in this Trust shall not give any Participant any right to be retained as an employee of the Company nor any rights other than those specifically enumer-ated herein.

    (d) Any payment to any Participant or his beneficiary in accordance with the provisions of this Trust shall, to the extent thereof, be in full satisfaction of all claims against the Trustee and the Company under the Plans. Nothing in this Trust shall relieve the Company of its liability to pay benefits under the Plans except to the extent such liabilities are met through the use of the Trust Assets.

    (e) Headings in this Trust Agreement are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

    (f) This Trust Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument, which may be sufficiently evidenced by any one counterpart.

    (g) This Trust Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

    (h) As used in this Trust Agreement, the masculine gender shall include the feminine and neuter genders.

    (i) Any action of the Company pursuant to this Trust Agreement, including all orders, requests, data, direc-tions, instructions and other related information shall be in writing signed on behalf of the Company by an officer or named designee of the Company.

    (j) In the event that a Participant and his beneficiary shall both be deceased prior to the time payment is due the Participant or his beneficiary, then payment shall be made if due to the estate of the deceased Participant.
All references to beneficiary herein shall be deemed to be the Participant's surviving spouse.

    IN WITNESS WHEREOF, the Company, the Trustee and the Consulting Firm have executed this Agreement as of the date first above written.


                               PHILIP MORRIS COMPANIES INC.


                               By:
                                  -----------------------------------
                                  Name:
                                  Title:


                               [TRUSTEE]


                               By:
                                  -----------------------------------
                                  Name:
                                  Title:


                               [CONSULTING FIRM]


                               By:
                                  -----------------------------------
                                  Name:
                                  Title:

                                    Exhibit A
                                    ---------

                                    Exhibit B
                                    ---------